Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Election of Director

Tulsa, Oklahoma, August 27, 2009. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced the election of William A. (Bill) Grant III to the board of directors effective immediately. Mr. Grant is a 1986 graduate of Oklahoma State University and has been president of The Holmes Organization since 1997. Mr. Grant is active in a number of civic and charitable organizations in the Tulsa area.

Mike Paulk, CEO of ANEC said, "We have recently completed transactions in which we acquired additional assets in our Bayou Couba field, eliminated our long-term secured debt and assumed operations of our activities. We are pleased with the addition of Bill to our board as his significant financial and business background and will provide valuable assistance as we work to enhance the shareholder value of ANEC."

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.